Exhibit 99.2

Operating Results Scorecard
As of December 31, 2015

	Q1-14	Q2-14	Q3-14	Q4-14	2014	Q1-15	Q2-15	Q3-15	Q4-15	2015
Revenue (millions)
Domestic	$33.3	$30.9	$30.7	$35.6	$130.6	$35.6	$37.1	$44.6	$52.7	$169.9
Offshore	$21.1	$21.0	$22.5	$21.2	$85.8	$20.3	$18.1	$17.1	$17.3	$72.9
Nearshore	$8.8	$9.3	$8.3	$7.3	$33.7	$7.7	$8.2	$11.1	$12.3	$39.3
Company Total	$63.2	$61.3	$61.4	$64.2	$250.1	$63.7	$63.5	$72.8	$82.3	$282.1

Revenue %
Domestic	52.7%	50.5%	50.0%	55.5%	52.2%	56.0%	58.5%	61.2%	64.0%	60.2%
Offshore	33.3%	34.3%	36.6%	33.1%	34.3%	31.9%	28.6%	23.6%	21.0%	25.8%
Nearshore	14.0%	15.2%	13.5%	11.4%	13.5%	12.1%	13.0%	15.2%	14.9%	13.9%
Company Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Gross Profit (millions)
Domestic	$4.5	$2.6	$3.0	$2.7	$12.9	$2.4	$2.2	$0.3	$6.7	$11.6
Offshore	$3.6	$2.6	$5.1	$3.9	$15.2	$2.5	$1.8	$1.2	$1.1	$6.7
Nearshore	$0.1	$0.4	$0.9	$0.9	$2.3	$1.2	$1.3	$1.6	$1.9	$6.0
Company Total	$8.2	$5.7	$9.0	$7.5	$30.5	$6.1	$5.3	$3.2	$9.7	$24.3

Gross Profit %
Domestic	13.6%	8.5%	9.9%	7.6%	9.9%	6.8%	6.0%	0.7%	12.7%	6.8%
Offshore	17.1%	12.5%	22.6%	18.3%	17.7%	12.4%	10.0%	7.2%	6.4%	9.2%
Nearshore	0.8%	4.5%	11.2%	12.7%	6.9%	15.4%	15.6%	14.5%	15.8%	15.3%
Company Total	13.0%	9.3%	14.7%	11.7%	12.2%	9.6%	8.4%	4.3%	11.8%	8.6%